MFA FINANCIAL, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

August 3, 2010		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Financial, Inc.
Announces Second Quarter 2010 Financial Results

MFA Financial, Inc. (NYSE:MFA) today announced financial results for the quarter ended June 30, 2010. Recent financial results and other significant highlights for MFA include:

•	Second quarter net income per common share of $0.16 and Core Earnings (as defined below) per common share of $0.18.
•	Book value was $7.61 per common share at the end of the second quarter.
•
In the second quarter, Non-Agency residential MBS (“Non-Agency MBS”) (including MBS underlying MBS Forwards) held by MFResidential Assets I, LLC (“MFR LLC”) generated, on an unlevered basis, a loss-adjusted yield of 10.3%.

•
Based on MFR LLC Non-Agency MBS asset performance exceeding prior expectations, $81.0 million of the purchase discount on these assets was reallocated in the second quarter from credit reserve into accretable discount. Together with coupon interest, accretable discount is recognized as interest income over the life of the asset. Therefore, we expect that this $81.0 million will be reflected in income over the life of these Non-Agency MBS.

•	Agency MBS prepayment rates are expected to decline in the third quarter.
•
It is currently anticipated that Core Earnings per common share will increase in the third quarter due to both the expected decline in Agency MBS prepayment rates leading to lower premium amortization expense and continued reinvestment of cash received from MBS principal repayments.

For the second quarter ended June 30, 2010, MFA generated net income available to common stock of $46.3 million, or $0.16 per share of common stock.  For the second quarter, Core Earnings (as defined below) were $51.3 million, or $0.18 per share of common stock.  “Core Earnings” for the quarter represents a non-GAAP financial measure which reflects net income excluding impairment losses and changes in the unrealized net gains on MBS Forwards.  On July 1, 2010, MFA announced its second quarter 2010 dividend of $0.19 per share of common stock, which was paid on July 30, 2010 to stockholders of record as of July 12, 2010.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through appropriately leveraged investments in residential MBS.  Second quarter 2010 results were negatively impacted by extremely high Agency MBS prepayment rates, due primarily to programs instituted by the GSEs to buyout 120+ day delinquent loans in their Agency MBS pools.  For the second quarter of 2010, our weighted average Agency MBS prepayment rate as measured by CPR was 42.7%, compared to 25.6% for the first quarter of 2010.  Prepayments on MBS acquired at a premium reduce earnings as the premium is amortized based on prepayments.  With the completion of the initial implementation of the buyout programs, we believe that our Agency MBS prepayment rates will decline in the third quarter.  Our goal remains to position MFA to generate double-digit returns on equity over time, and we continue to take advantage of investment opportunities by identifying and acquiring Non-Agency MBS with superior loss-adjusted yields at prices significantly below par.”

William Gorin, MFA’s President and CFO, added, “By blending Non-Agency and Agency MBS, we seek to generate attractive returns with both reduced leverage and decreased sensitivity to prepayments.  In the second quarter, we grew our Non-Agency MBS portfolio through the purchase of $332.7 million of Non-Agency MBS (including $51.1 million of MBS underlying MBS Forwards).  We currently project that over half of our third quarter Core Earnings will be generated by Non-Agency MBS.  In the second quarter, we acquired $1.469 billion of Agency MBS, including $232.5 million of newer production 15-year amortizing MBS.  These Agency MBS purchases more than offset the Agency MBS prepayments experienced during the second quarter.  The average cost basis of MFA’s Agency MBS portfolio was 101.5% of par at June 30, 2010.”

MFA has substantially reduced its reliance on leverage through repurchase financings.  As of June 30, 2010, MFA’s debt-to-equity multiple was 2.8x versus 4.8x as of June 30, 2009.  By utilizing less leverage, MFA believes that future earnings will be less sensitive to changes in interest rates and the yield curve.

With a focus on quantifying and pricing credit risk and expected return in the asset selection process, MFA continues to take advantage of the investment opportunities in Non-Agency MBS.  At June 30, 2010, MFR LLC held Non-Agency MBS (including Non-Agency MBS underlying MBS Forwards) with a fair value of $1.810 billion.  These Non-Agency MBS had a face amount of $2.502 billion, an amortized cost of $1.623 billion (64.9% of face amount) and a purchase discount of $878.8 million. This discount consists of a $629.7 million credit reserve and a $249.1 million accretable discount. In addition, at June 30, 2010, these Non-Agency MBS had structured credit enhancement of 8.4%. This structured credit enhancement, along with the highly discounted purchase price, mitigates MFA’s risk of loss on these investments.  Unlike MFA’s Agency MBS, due to their discounted purchase prices, the return on Non-Agency MBS will increase if the prepayment rates on these securities trend up.

During the second quarter of 2010, MFA’s interest-earning asset portfolio net yield was 4.42%, its cost of funds was 2.34%, and its portfolio spread was 2.08% (including MBS underlying MBS Forwards, the net yield was 4.59%, the cost of funds was 2.31% and the portfolio spread was 2.28%).  In the second quarter, MFA recognized in earnings, impairment losses of $5.4 million on six of its Legacy Non-Agency MBS, which are comprised of Non-Agency MBS that were purchased directly by MFA prior to July 2007.  MFA’s book value per common share as of June 30, 2010 includes a negative interest rate swap valuation of $167.7 million from existing interest rate hedges.  As of June 30, 2010, under our swap agreements, MFA had an average fixed pay rate of interest of 3.86% and a floating receive rate of 0.38% on notional balances totaling $3.176 billion, with an average maturity of 25 months.  In the second quarter of 2010, MFA’s costs for compensation and benefits and other general and administrative expenses were $6.2 million.

In the second quarter, MFA continued to implement its asset allocation strategy.  MFA anticipates that the majority of its assets will continue to be whole pool Agency MBS.  MFA’s repo financing continues to be provided from multiple sources.  The following table presents our asset allocation as of June 30, 2010 and the second quarter 2010 yield, cost of funds and spread for our various asset types.

ASSET ALLOCATION							(1)
At June 30, 2010	Agency MBS		MFR MBS	(2)	Legacy Non-Agency MBS		Cash (3)	Other, net	(4)	Total
($ in Millions)
Amortized Cost	$6,171		$1,623		$236		$575	$43		$8,648

Asset Fair Value	$6,386		$1,810		$198		$575	$43		$9,012
Less Repurchase Agreements	(5,573)		(929)		(114)		-	-		(6,616)
= Equity Allocated	$813		$881		$84		$575	$43		$2,396
Swaps at Fair Value	-		-		-		-	(168)		(168)
= Net Equity Allocated	$813		$881		$84		$575	$(125)		$2,228

Debt/Net Equity Ratio (5)	6.9	x	1.1	x	1.4	x	-	-		3.0	x

For the Quarter Ended June 30, 2010
Yield on Assets	3.61%		10.30%		5.37%		0.07%			4.59%
Less Cost of Funds	2.41	(6)	1.72		2.14		-			2.31
Spread	1.20%		8.58%		3.23%		0.07%			2.28%

(1)  Information presented with respect to MFR MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis.  See the accompanying Reconciliation of Non-GAAP Financial Measures.

(2) Includes Non-Agency MBS and repurchase agreements underlying MBS Forwards.  The purchase of a Non-Agency MBS and repurchase financing of this MBS with the same counterparty are considered part of the same arrangement, or a “linked transaction.”  The two components of a linked transaction (MBS purchase and repurchase financing) are not reported separately but are netted together and reported as a derivative instrument, specifically as a forward contract which is reported on MFA's consolidated balance sheet as MBS Forwards.

(3) Includes cash, cash equivalents and restricted cash.

(4) Includes interest receivable, real estate, goodwill, prepaid and other assets, interest payable, interest rate swap agreements at fair value, dividends payable and accrued expenses and other liabilities.

(5) Represents repurchase agreements as a multiple of net equity allocated.
(6) Includes effect of Swaps.

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates. MFA’s MBS are primarily hybrids which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually.  In measuring its assets-to-borrowing repricing gap (“Repricing Gap”), MFA measures the difference between:  (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements.  Assuming a 15% constant prepayment rate (“CPR”), as of June 30, 2010, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio was approximately 29 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 13 months, resulting in a Repricing Gap of approximately 16 months (including MBS and repurchase agreements underlying MBS Forwards). The weighted average prepayment speed on MFA’s MBS portfolio (including MBS underlying MBS Forwards) was 35.9% CPR during the second quarter of 2010.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting The Bank of New York Mellon, the Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.bnymellon.com/shareowner/isd or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Tuesday, August 3, 2010, at 10:00 a.m. (New York City time) to discuss its second quarter 2010 financial results.  The number to dial in order to listen to the conference call is (800) 762-7308 in the U.S. and Canada.  International callers must dial (480) 629-9025.  The replay will be available through Tuesday, August 10, 2010 at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code:  166842.  The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, at http://www.ccbn.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
(In Thousands, Except Per Share Amounts)	(Unaudited)
Assets:
Agency mortgage-backed securities (“MBS”), at fair value ($6,076,860 and
$7,597,136 pledged, respectively)	$6,385,570	$7,664,851
Non-Agency MBS, at fair value ($1,030,954 and $240,694 pledged, respectively)	1,564,021	1,093,103
Cash and cash equivalents	531,543	653,460
Restricted cash	43,393	67,504
Forward contracts to repurchase MBS (“MBS Forwards”), at fair value	104,031	86,014
Interest receivable	34,641	41,775
Real estate, net	10,883	10,998
Goodwill	7,189	7,189
Prepaid and other assets	3,063	2,315
Total Assets	$8,684,334	$9,627,209

Liabilities:
Repurchase agreements	$6,274,220	$7,195,827
Accrued interest payable	7,770	13,274
Mortgage payable on real estate	-	9,143
Interest rate swap agreements, at fair value	167,679	152,463
Dividends and dividend equivalents rights payable	487	76,286
Accrued expenses and other liabilities	6,021	11,954
Total Liabilities	$6,456,177	$7,458,947

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable;
5,000 shares authorized; 3,840 shares issued and outstanding ($96,000
aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 370,000 shares authorized;
280,268 and 280,078 issued and outstanding, respectively	2,803	2,801
Additional paid-in capital, in excess of par	2,182,444	2,180,605
Accumulated deficit	(142,906)	(202,189)
Accumulated other comprehensive income	185,778	187,007
Total Stockholders’ Equity	$2,228,157	$2,168,262
Total Liabilities and Stockholders’ Equity	$8,684,334	$9,627,209

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In Thousands, Except Per Share Amounts)	2010	2009	2010	2009
	(Unaudited)
Interest Income:
MBS	$88,515	$126,477	$196,159	$258,630
Cash and cash equivalent investments	112	260	165	871
Interest Income	88,627	126,737	196,324	259,501

Interest Expense	35,741	58,006	74,192	130,143

Net Interest Income	52,886	68,731	122,132	129,358

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	(3,370)	(76,586)	(3,370)	(78,135)
Portion of loss (reclassified from)/recognized in other	(2,042)	69,126	(2,042)	69,126
comprehensive income
Net Impairment Losses Recognized in Earnings	(5,412)	(7,460)	(5,412)	(9,009)

Other Income, Net:
Gain on MBS Forwards, net	7,197	-	19,997	-
Gain on sale of MBS, net	-	13,495	33,739	13,495
Revenue from operations of real estate	357	384	731	767
Loss on termination of repurchase agreements	-	-	(26,815)	-
Miscellaneous other (loss)/income, net	-	(1)	-	43
Other Income, Net	7,554	13,878	27,652	14,305

Operating and Other Expense:
Compensation and benefits	4,053	3,612	8,421	7,114
Other general and administrative expense	2,139	1,978	3,992	3,846
Real estate operating expense, mortgage interest and	546	453	992	915
prepayment penalty
Operating and Other Expense	6,738	6,043	13,405	11,875

Net Income	48,290	69,106	130,967	122,779
Less: Preferred Stock Dividends	2,040	2,040	4,080	4,080
Net Income Available to Common Stock and	$46,250	$67,066	$126,887	$118,699
Participating Securities

Income Per Share of Common Stock:
Basic and Diluted	$0.16	$0.30	$0.45	$0.53

Dividends Declared Per Share of Common
Stock	$0.24	$0.22	$0.24	$0.22

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings, Core Earnings per common share, investments in Non-Agency MBS, and returns on such assets for the three months ended June 30, 2010, which may constitute non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in its press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and balance sheet composition.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the quarter ended June 30, 2010 are not measures of performance in accordance with GAAP, as they exclude impairment losses recognized through earnings and unrealized gains on MBS underlying our MBS Forwards.  These excluded items are difficult to predict, and MFA believes that Core Earnings provides investors with a valuable measure of the performance of the Company’s ongoing business.  MFA’s management believes that Core Earnings and Core Earnings per common share provide useful supplemental information to both management and investors in evaluating our financial results.  Reconciliations of the GAAP items discussed above to their non-GAAP measures for the three months ended June 30, 2010 are as follows:

	Three Months Ended June 30, 2010
(In Thousands, Except Per Share Amount)	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and	$46,250	$0.16
Participating Securities/EPS
Non-GAAP Adjustments:
Impairment Losses Recognized in Earnings	5,412	0.02
Changes in Net Unrealized Gains on MBS Forwards	(374)	-
Core Earnings/Core Earnings per Common Share	$51,288	$0.18

Weighted average common shares outstanding - basic	280,188
Weighted average common shares outstanding - diluted	280,490

As previously described, certain MFR MBS purchases are presented as linked transactions in MFA’s GAAP financial statements for the quarter ended June 30, 2010.  In assessing the performance of the MFR MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked MBS and the related repurchase financing as it would any other Non-Agency MBS that is not part of a linked transaction.  These non-GAAP financial measures enhance the ability of investors to analyze the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  These Non-Agency financial measures do not, however, take into account the effect of the recognized changes in mark-to-market values in MFA’s earnings, which are included in GAAP earnings, as a component of the net gain on MBS Forwards for the periods presented.

Information pertaining to MFA’s Non-Agency MBS that are a component of linked transactions are reconciled below at and for the three months ended June 30, 2010 with the most directly comparable financial measure calculated in accordance with GAAP, as follows:

			Adjustments to Include
			Assets/Liabilities
	GAAP Based		Underlying MBS	Non-GAAP
(Dollars in Thousands)	Information		Forwards	Presentation
At June 30, 2010:
Repurchase Agreement Borrowings (Debt)	$6,274,220		$342,037 (1)	$6,616,257
Stockholders' Equity	$2,228,157			$2,228,157
Debt-to-Equity (Debt/Stockholders' Equity)	2.8	x		3.0	x

For the Three Months Ended June 30, 2010:
Average Interest Earning Assets	$8,022,281		$421,187 (2)	$8,443,468
Interest Income	$88,627		$8,225	$96,852
Yield on Interest Earning Assets	4.42%		7.81%	4.59%

Average Repurchase Agreement Borrowings	$6,129,448		$332,639 (1)	$6,462,087
Interest Expense	$35,741		$1,402	$37,143
Cost of Fund	2.34%		1.69%	2.31%

Net Interest Rate Spread	2.08%		6.12%	2.28%

(1) Represents borrowings under repurchase agreements underlying MBS Forwards.
(2) Represents Non-Agency MBS underlying MBS Forwards.

The table below reconciles MFA’s MFR MBS and related repurchase agreement borrowings on a GAAP basis to reflect on a combined basis its MFR MBS and related repurchase agreements underlying its MBS Forwards, which is a non-GAAP financial measure.  In accordance with this non-GAAP presentation, MFA has also presented certain resulting performance measures on a non-GAAP basis.

		Adjustments to Include
		Assets/Liabilities
	GAAP Based	Underlying MBS	Non-GAAP
(Dollars in Thousands)	Information	Forwards (1)(2)	Presentation
At June 30, 2010:
Amortized Cost of MFR MBS	$1,189,207	$433,821	$1,623,028
Fair Value of MFR MBS	$1,365,752	$444,257	$1,810,009
Face/Par Value of MFR MBS	$1,981,173	$520,686	$2,501,859
Purchase Discount Designated as Credit Reserve	$(582,909)	$(46,779)	$(629,688)
Purchase Discount Designated as Accretable	(209,057)	(40,086)	(249,143)
Total Purchase Discount of MFR MBS	$(791,966)	$(86,865)	$(878,831)

MFR Repurchase Agreements	$587,200	$342,037	$929,237

For the Three Months Ended June 30, 2010:
MFR MBS Average Amortized Cost	$1,089,384	$421,187	$1,510,571
MFR Average Repurchase Agreement Borrowings	$585,870	$332,639	$918,509
Coupon Interest on MFR MBS	$21,844	$5,655	$27,499
Discount Accretion on MFR MBS	8,832	2,570	11,402
Interest Income on MFR MBS	$30,676	$8,225	$38,901

Interest Expense on MFR Repurchase Agreement
Borrowings	$2,534	$1,402	$3,936
Net Asset Yield on MFR MBS	11.26%	7.81%	10.30%
MFR Cost of Funds	1.73%	1.69%	1.72%
MFR Spread	9.53%	6.12%	8.58%

(1) Represents borrowings under repurchase agreements underlying MBS Forwards.
(2) Represents Non-Agency MBS underlying MBS Forwards.